Exhibit 6.1

DEALMAKER ORDER FORM
DealMaker Engage Premium

Customer:. Gin & Luck, Inc.	Contact: David Kaplan
Address: 3756 W. Avenue 40, Suite K #278, Los Angeles, CA, 90065, USA	Phone: 585 750 0726
Effective Date (optional): 2024-04-09	E-Mail: d.kaplan@ginandluck.com

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the "**Services**"). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By preceding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased and applicable fees is described in The Engage Premium Rate card here. ("**Rate Card**") and incorporated herein.

All Rate Card fees are subject to regular update in the ordinary course and are standard base fees subject to additional customization fees.

A condition of the use of Engage Premium services is that Customer continue to pay any and all outstanding fees either outlined herein or owed to DealMaker, on the fees and terms established in the Order Form entered into between Customer and DealMaker.

Engage Premium technology is provided by Novation Solutions Inc. O/A "DealMaker." Customer hereby agrees to the terms set forth in the DealMaker Terms of Service linked [here], with fees described on the Rate Card.

David Kaplan
____
Customer Representative

Customer hereby engages and retains DealMaker Transfer Agent LLC, a registered Transfer Agent, to provide the applicable transfer agent services described on this Order Form and agrees to the terms set forth in the DealMaker Transfer Agent LLC Terms of Service linked [here], with fees described on the Rate Card.

David Kaplan
____
Customer Representative